SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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E-Z-EM, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
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if other than the Registrant)

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E-Z-EM, INC.
1111 Marcus Avenue
Lake Success, New York 11042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          I am pleased to give you notice that the 2005 Annual Meeting of Stockholders of E-Z-EM, Inc. will be held at The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts on Wednesday, October 19, 2005 at 10:00 a.m., local time. At the annual meeting you will be asked to:

•	elect each of David P. Meyers, Howard S. Stern and George P. Ward as Class III directors of the company, each for a term of three years;

•	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2006; and

•	transact such other business as may properly come before the meeting.

          Our board of directors has fixed the close of business on September 8, 2005 as the record date for the annual meeting. Only record holders of E-Z-EM common stock listed in our stock transfer books on the close of business on the record date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ Peter J. Graham

PETER J. GRAHAM, Secretary
Lake Success, New York

Dated: September 20, 2005

          Whether or not you expect to be present at the meeting, we urge you to fill in, date, sign and return the enclosed proxy card in the envelope that is provided, which requires no postage if mailed in the United States.

          We may adjourn the annual meeting from time to time without further notice other than announcement at the meeting or any adjournment thereof. We may conduct any business for which notice is hereby given at any such adjourned meeting.

E-Z-EM, INC.
1111 Marcus Avenue
Lake Success, New York 11042

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 19, 2005

INTRODUCTION

          This proxy statement is being furnished to you and the other stockholders of E-Z-EM, Inc., a Delaware corporation, by the board of directors of your company in connection with the solicitation of proxies by the board for use at E-Z-EM’s 2005 Annual Meeting of Stockholders to be held at The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts, on Wednesday, October 19, 2005 at 10:00 a.m., local time, or at any adjournment or postponement thereof.

          Our principal executive offices are located at 1111 Marcus Avenue, Lake Success, New York 11042. The approximate date on which this proxy statement and the accompanying proxy are first being sent or given to stockholders is September 20, 2005.

THE STOCKHOLDER MEETING

Date, Time and Place

          This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of E-Z-EM, Inc. from holders of E-Z-EM’s common stock for use at the annual meeting of stockholders to be held at The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts, on October 19, 2005 at 10:00 a.m., local time, and at any adjournments or postponements of the annual meeting.

Proposals To Be Considered

          At the annual meeting, we will ask holders of our common stock to consider and vote upon the following items:

Election of Directors

          The election of three of our nine directors. If elected, the nominees for Class III directors, David P. Meyers, Howard S. Stern and George P. Ward, will each serve until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Ratification of Appointment of Independent Registered Public Accounting Firm

          Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2006.

Record Date; Voting Securities

          As of the close of business on September 8, 2005, the record date for the annual meeting, there were 10,842,622 outstanding shares of our common stock entitled to notice of and to vote at the annual meeting. Each holder of our common stock has one vote per share on each matter to be acted upon at the annual meeting. Only stockholders of record at the close of business on the record date are entitled to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 1111 Marcus Avenue, Lake Success, New York 11042 by contacting the Secretary of the company.

          A majority of the outstanding shares of common stock must be present in person or represented by proxy in order to establish a quorum at the meeting. For purposes of determining the presence of a quorum for transacting business at the annual meeting, abstentions and broker “non-votes” (proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary authority) will be treated as shares that are present.

Votes Required

Election of Directors

          The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions will have no effect on the outcome of the vote and, given that brokers have discretionary authority with respect to this proposal, there will be no broker non-votes.

Ratification of the Appointment of Independent Registered Public Accounting Firm

          The proposal to ratify the board’s appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the fiscal year ending June 3, 2006 must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions will be counted and will have the same effect as a vote against the proposal and, given that brokers have discretionary authority with respect to this proposal, there will be no broker non-votes.

Share Ownership of Directors and Executive Officers

          As of the record date, excluding currently exercisable options, our directors and executive officers beneficially owned an aggregate of approximately 3,068,416 shares of our common stock, representing 28.3% of the common stock issued and outstanding.

          Our directors and executive officers have indicated that they intend to vote their shares FOR the election of the nominees for director, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2006 fiscal year.

Voting of Proxies

          Your shares will be voted in accordance with your instructions. If you do specify on your proxy card how you would like your shares to be voted, the proxies will vote the shares subject to the proxy:

•	FOR the election of the board’s nominees for director;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2006 fiscal year; and

•

in accordance with the judgment of the person or persons voting with respect to any other matter that may properly be brought before the annual meeting. We do not expect that any matter not described in this proxy statement will be brought before the annual meeting.

Revocability of Proxies

          Even if you have granted a proxy on the enclosed proxy card, you may still vote in person at the annual meeting. You may revoke your proxy at any time prior to it being voted at the annual meeting by:

•	delivering to our Secretary, prior to the annual meeting, a written notice of revocation bearing a later date or time than the proxy,

•	submitting another proxy by mail that has a later date and, if applicable, that is properly signed, or

•	attending the annual meeting and voting in person.

          If you attend the annual meeting, that alone will not revoke your proxy. If we adjourn the meeting, it will not affect your ability to vote or to revoke a previously delivered proxy. We do not expect to adjourn the annual meeting for a period of time long enough to require the setting of a new record date for the meeting.

Solicitation of Proxies

          Your company will bear the cost of soliciting proxies on behalf of the board of directors. In addition to the use of the mail, we may solicit proxies by telephone, facsimile and personal interview by our officers, directors and employees. If requested, we will reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

PROPOSAL NO. 1 –
ELECTION OF DIRECTORS

Nominees

          Your company’s board of directors currently consists of nine directors. The board is divided into three classes, each of which serves a staggered three-year term. At the annual meeting, you will be asked to elect three Class III directors. If elected, David P. Meyers, Howard S. Stern and George P. Ward will each hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified. The Class I directors and Class II directors will continue in office during the terms indicated below.

          Unless otherwise specified, all proxies received will be voted in favor of the election of each of the Class III director nominees. Management has no reason to believe that any of the nominees will be unwilling to serve as a director, if elected. Mr. Stern is currently undergoing treatment for cancer and has indicated that he is willing to serve as a director. Should any of the nominees not remain a candidate for election at the date of the annual meeting, we will vote the proxies in favor of the election of remaining nominees and any substitute nominees selected by the board. The names of the nominees and certain information concerning them are set forth below:

Nominees to serve as Class III Directors for a term expiring at the 2008 Annual Meeting:

Name	Principal Occupation	Age	First Year Became Director

David P. Meyers	Founder and President of	41	1996
	AlphaCord, Inc.

Howard S. Stern	Co-Founder, Chairman Emeritus and Director	74	1962
	of E-Z-EM, Inc.

George P. Ward	Independent Consultant	67	2002

          David P. Meyers has been a director of our company since 1996. He is a founder of Alpha Cord, Inc., which provides cryopreservation of umbilical cord blood, and has served as its President since 2002. Previously, he founded MedTest Express, Inc., an Atlanta, Georgia-based provider of contracted laboratory services for home health agencies, and served as its President, Chief Executive Officer and a director from 1994 to 2002. He is also a director of AngioDynamics, Inc., our former subsidiary and now a publicly held company.

          Howard S. Stern is a co-founder of our company and has been a director since its formation in 1962 and Chairman Emeritus since January 2005. Mr. Stern also served as our Chairman of the Board from our company’s formation until December 2004. He served as our President and Chief Executive Officer from 1997 to 2000. From 1990 to 1994, Mr. Stern served as our Chief Executive Officer, and from our company’s formation until 1990, as our President and Chief Executive Officer. Mr. Stern is also a director of AngioDynamics, Inc. and ITI Medical Technologies, Inc. We have an investment in ITI Medical Technologies, Inc.

          George P. Ward has been a director of our company since 2002. Prior to his retirement in 2002, Mr. Ward served as Executive Vice President - Business Development of Health Center Internet Services, Inc. in San Francisco, California from 1997 until 2001. He served as a director and consultant for ALI Technologies, Inc. of Richmond, British Columbia, Canada from 1996 until 2002. After serving as an officer in the U.S. Air Force, he began his career as a rocket engineer with Thiokol Chemical Corp. in 1962, then joined the General Electric Space Division as a program manager and marketing manager in 1966. After a GE corporate headquarters assignment in 1973, Mr. Ward moved to the GE Medical Business, where he managed the X-ray and other medical imaging businesses. In 1977, he became President, CEO and a director of Systron Donner Corp., Concord, California (then NYSE-listed). In 1982, he became President, CEO and a director of Vitalink Communications Corp., Mountain View, California, and in 1986, he founded MEICOR, Inc., Pleasanton, California, as Chairman, CEO and a director. From 1987 until 1991, he was a Worldwide Business Group Managing Director for Philips Medical, and since 1991, a director/consultant for several high technology companies. He also was a director of Blue Cross of California, Woodland Hills, California from 1986 to 1996.

Recommendation of the Board of Directors

          The board of directors recommends a vote FOR the election of each of the nominees.

Other Directors

          The following Class I and II directors will continue on the board of directors for the terms indicated:

Class I Directors (Term Expiring at the 2006 Annual Meeting):

          James L. Katz, CPA, JD, age 69, has been a director of our company since 1983. He is a founder and a director of Lakeshore Medical Fitness, LLC (owns and manages medical fitness facilities), and has served as its Chief Executive Officer since 2000. He is also a founder of Medical Imaging of Northbrook Court, LLC (screening and diagnostic imaging), and has served as an administrative member since 2001. Previously, he had been a founder and managing director from its organization in 1995 until 2000 of Chapman Partners LLC (investment banking). From its acquisition in 1985 until its sale in 1994, he was the co-owner and President of Ever Ready Thermometer Co., Inc. From 1971 until 1980 and from 1983 until 1985, he held various executive positions with Baxter International and its subsidiaries, principally that of Chief Financial Officer of Baxter International.

He is also a director of Intec, Inc., as well as a member of the Board of Advisors of Jerusalem Global and AEG Partners.

          Anthony A. Lombardo, age 58, has served as our President, Chief Executive Officer and a director since 2000. Prior to joining us, he served as President of ALI Imaging Systems, Inc. (radiology information management) from 1998 to 2000. Mr. Lombardo is also a director of BioPhotonics, Inc., a publicly held company.

          James H. Thrall, M.D., age 62, has been a director of our company since January 2005. He is a radiologist and chairs the Department of Diagnostic Radiology of Massachusetts General Hospital. He serves as a member of the Board of Trustees of the Massachusetts General Physicians Organization. He has been a director of WorldCare, Inc., a company providing telemedicine and clinical trial support services, and has served as its Chairman of the Board since 1999. Since 2002, he has been a director of Mobil Aspects Inc., a company focused on radio frequency identification (RFID) technology, and has served as its Chairman of the Board since March 2005. Among other professional organizations, Dr. Thrall serves on the Board of Trustees of the Society of Chairman of Academic Radiology Departments, the Board of Chancellors of the American College of Radiology and the Board of Trustees of the Research and Education Foundation of the Radiological Society of North America.

Class II Directors (Term Expiring at the 2007 Annual Meeting):

          Robert J. Beckman, age 57, has been a director of our company since 2002. He is a founder and has been a Managing Partner of The Channel Group, a venture management and corporate advisory business focusing on global life sciences, since 2002. Previously, he founded Intergen Co., a company focused on providing technology and biologicals to the pharmaceutical/biotechnology and clinical diagnostic industries, and served as its Chief Executive Officer from 1987 until 2001.

          Paul S. Echenberg, age 61, has been a director of our company since 1987 and has served as Chairman of our board of directors since January 2005, and Chairman of the board of directors of our subsidiary, E-Z-EM Canada, since 1994. He has been the President, Chief Executive Officer and a director of Schroders & Associates Canada Inc. (investment buy-out advisory services) and a director of Schroders Ventures Ltd. since 1997. He is also a founder and has been a general partner and a director of Eckvest Equity Inc. (personal investment and consulting services) since 1989. He is also the Chairman of the board of directors of AngioDynamics, Inc., and is a director of Lallemand Inc., Benvest New Look Income Fund, a publicly held company, ITI Medical Technologies, Inc., Flexia Corp., Fib-Pak Industries Inc., Med-Eng Systems Inc., MacroChem Corp., a publicly held company, Matra Plast Industries Inc. and A.P. Plasman Corp. We have an investment in ITI Medical Technologies, Inc.

          John T. Preston, age 55, has been a director of our company since October 2004. He has served as the President and CEO of Atomic Ordered Materials, LLC since 1999 and has been a Senior Lecturer at the Massachusetts Institute of Technology (MIT) since 1996. He is the founder of Quantum Energy, LLC and served as its CEO from 1996 to 1999. He was the Director of Technology Development at MIT from 1992 to 1996. From 1986 to 1992, Mr. Preston served as Director of Technology Licensing at MIT. Mr. Preston held various technology management positions with MIT from 1977 to 1986. He is also a director of Clean Harbors, Inc. and Boston Life Science, Inc. as well as several private companies.

Director Independence

          Our board of directors must be composed of a majority of directors who qualify as independent under the listing standards of The Nasdaq Stock Market (“Nasdaq”). Under the Nasdaq listing standards, an “independent director” is a director who is not an officer or employee of E-Z-EM or any subsidiary and who does not have any relationship that the board of directors believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board evaluates each director on an annual basis and makes a determination as to which directors qualify as independent.

          Our board of directors has determined that six of our nine directors – Messrs. Beckman, Echenberg, Katz, Preston, Thrall and Ward – are independent under the Nasdaq listing standards.

Meetings

          The board of directors held four regular meetings, one special meeting and seven meetings by conference call during the 2005 fiscal year. From time to time, the members of the board of directors act by unanimous written consent pursuant to the laws of the State of Delaware. No director attended fewer than 75% of all board meetings, and meetings of each committee of which he was a member, during the 2005 fiscal year. Our directors are expected to attend our annual stockholders meeting absent extenuating circumstances. During 2005, all directors named in this proxy statement who were directors at the time of our last annual stockholders meeting, attended our annual stockholders meeting.

          We have a standing executive committee, audit committee, nominating and corporate governance committee, compensation committee and finance committee.

          The executive committee has the full power and authority to act on behalf of the board during intervals between regularly scheduled board meetings. The members of the executive committee are Messrs. Echenberg, Beckman and Preston. The executive committee met once during the 2005 fiscal year.

          The audit committee is responsible for: recommending to the board the appointment or termination of our independent auditors; providing an open avenue of communication between the independent registered public accounting firm and the board; reviewing our significant accounting policies and internal controls; and having general responsibility for assisting the board in its oversight over all audit-related matters.

          On August 30, 2005, the board of directors adopted an amended audit committee charter, which is attached as Appendix A to this proxy statement. The members of the audit committee are Messrs. Katz, Beckman and Preston, each of whom has been determined by our board to be independent under the Nasdaq listing standards. Our board has also determined that each member of the audit committee is financially literate in accordance with the Nasdaq listing standards. Additionally, the board has determined that Mr. Katz is an “audit committee financial expert”, as defined under SEC rules. The audit committee met five times during the 2005 fiscal year and had several informal discussions.

          The nominating and corporate governance committee develops and recommends corporate governance guidelines for our company. The committee also evaluates current and prospective directors and their qualifications to serve on the board and presents recommendations to the board regarding nominees for director. The committee will also consider nominees for director recommended by our stockholders. Any stockholder wishing to make a nomination must submit the name of the proposed nominee in writing to our corporate Secretary, together with the nominee’s qualifications for service on the board. During the 2005 fiscal year, we did not receive any director nominations from our stockholders. On August 30, 2005, the board of directors adopted an amended charter for the nominating and corporate governance committee, a copy of which is attached as Appendix B to this proxy statement. The members of the nominating and corporate governance committee are Messrs. Beckman, Thrall and Ward. The nominating and corporate governance committee met 15 times during the 2005 fiscal year and had several informal discussions.

          The nominating and corporate governance committee’s process for identifying and evaluating nominees is as follows: In the case of an incumbent director whose term of office is set to expire, the committee reviews the director’s overall service to our company during his or her term, including the number of meetings attended, level of participation, quality of performance, and transactions, if any, between the director and our company during his or her term, and confirms the director’s independence, if applicable. In the case of a new director candidate, the committee first determines whether the nominee is independent under the listing standards of The Nasdaq Stock Market. In either case, determinations are based upon our internal policies, applicable securities laws, the rules and regulations of the SEC, the listing standards of The Nasdaq Stock Market, and the advice of counsel, if necessary. The committee uses its network of contacts to identify potential candidates. If necessary, the committee will also engage a professional search firm to assist in identifying qualified nominees. The search firm identifies potential candidates based on an extensive profile of the requirements developed by the nominating and corporate governance committee. The search firm then develops a scoring matrix to rank the candidates and the nominating and corporate governance committee interviews the candidates and makes its recommendation to the board of directors. Any candidates for director that are nominated by our stockholders are considered in the same manner as other candidates.

          The nominating and corporate governance committee may apply several criteria in selecting nominees. At a minimum, the committee shall consider (a) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of our company and (b) the nominee’s reputation in his or her personal and professional activities. Additional factors that the committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, experience in business development, including acquisitions and technology licensing, availability in light of other commitments, potential conflicts of interest and any other factors or qualities that the committee believes will enhance the board’s ability to effectively manage and direct the company’s affairs and business, including, where applicable, the ability of board committees to perform their duties or satisfy any independence requirements under the Nasdaq listing standards or otherwise.

          The compensation committee determines the cash and other incentive compensation, if any, to be paid to our executive and non-executive officers and key employees. The compensation committee also sets the policies and parameters of our compensation programs and awards thereunder, and makes determinations as to grants under our equity compensation plans. The members of the compensation committee are Messrs. Ward, Katz and Thrall, each of whom has been determined by our board of directors to be independent under the listing standards of The Nasdaq Stock Market. The compensation committee met 14 times during the 2005 fiscal year and had several informal discussions.

          The board of directors created a Finance Committee in 1995. Its members are Messrs. Katz and Meyers. The Finance Committee did not meet during the 2005 fiscal year.

Committee Charters, Code of Conduct and Ethics, Complaint Procedures and Corporate Governance Guidelines

          The Charters of the Audit Committee and the Nominating and Corporate Governance Committee, as well as our E-Z-EM, Inc. Code of Conduct and Ethics, our Complaint Procedures and our Corporate Governance Guidelines, are posted on our website (www.ezem.com) under Investor Relations, Corporate Governance. This website address is not intended to function as a hyperlink, and the information contained on our website is not intended to be a part of this proxy statement.

Communications with the Board

          Our stockholders may communicate directly with the board of directors by addressing a letter to “The Board of Directors of E-Z-EM, Inc., c/o Secretary, at 1111 Marcus Avenue, Suite LL-26, Lake Success, New York 11042.” If you would like a letter to be forwarded directly to the Chairman of the Board or to one of the chairmen of the standing committees, to a specific director or group of directors, or to one or more independent directors, you should so indicate. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate board member or members.

Compensation of Directors

          Directors who are not our employees are entitled to the following compensation: a monthly retainer of $2,000; a fee of $1,750 for each board meeting attended in person; a fee of $500 for each telephonic board meeting in which they participate; an annual grant of 1,000 shares of our common stock; and an annual grant of an option to purchase 4,000 shares of our common stock, which vests one year from date of grant. The Chairman of the board of directors is entitled to 1.75 times the above-referenced fees. Directors who serve on committees of the board and who are neither our employees nor the Chairman of the board are entitled to a fee of $1,000 for each committee meeting attended in person and a fee of $500 for each telephonic committee meeting in which they participate, except that the committee chairmen are entitled to a fee of $1,500 for each committee meeting attended in person and $750 for each telephonic committee meeting in which they participate. Directors who are our employees do not receive any compensation for their services as directors.

          Upon joining our board, new directors receive options for 24,000 shares of our common stock, which vest one-third per year over three years from date of grant.

          In August 2005, our board of directors approved an annual expenditure of $20,000 towards the cost of an office and secretary for Paul S. Echenberg, the Chairman of our board of directors.

          James L. Katz receives an additional monthly retainer of $1,000 for serving as Chairman of our audit committee.

          In January 2005, Howard S. Stern, a director, resigned as our Chairman of the Board and was appointed to the position of Chairman Emeritus. As Chairman Emeritus, we have agreed to provide Mr. Stern with an annual travel budget of $40,000 to attend industry-related meetings and conferences. We have also agreed to provide Mr. Stern with an office, secretary, and car and to continue to provide Mr. Stern and his wife with health and dental insurance.

          See “Certain Relationships and Related Transactions” for a description of our former consulting agreement with Howard S. Stern, a director and former Chairman of our board, and our current consulting agreements with Michael A. Davis, a former director, and Donald A. Meyer, a former director.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth information concerning the compensation for services, in all capacities for fiscal years 2005, 2004 and 2003, of:

•	those persons who were, during fiscal year 2005, our Chief Executive Officer or “CEO” (Anthony A. Lombardo), and

•	those persons who were, at the end of fiscal year 2005, our four most highly compensated executive officers other than the CEO.

We refer to these individuals as the “Named Executive Officers”:

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensa- tion(1) ($)	Restricted Stock Awards ($)	Securities Underlying Options(2) (#)	LTIP Payouts ($)	All Other Compensa- tion(3) (#)($)

Anthony A. Lombardo	2005	$340,370	$256,190	None	None	90,000	None	$11,240
President and Chief	2004	320,000	132,828	None	None	None	None	10,380
Executive Officer	2003	320,000	46,560	None	None	None	None	9,773

Jeffrey S. Peacock	2005	$207,454	$99,828	None	None	15,000	None	$11,159
Senior Vice President	2004	185,000	53,754	None	None	None	None	10,063
	2003	183,309	20,098	None	None	None	None	10,342

Dennis J. Curtin	2005	$206,211	$99,616	None	None	35,000	None	$11,053
Senior Vice President	2004	188,402	81,427	None	None	None	None	9,872
	2003	188,402	31,541	None	None	None	None	10,164

Brad S. Schreck	2005	$198,783	$95,733	None	None	15,000	None	$10,989
Senior Vice President	2004	185,000	53,754	None	None	None	None	9,292
	2003	185,000	20,098	None	None	None	None	481

Peter J. Graham	2005	$194,690	$76,090	None	None	10,000	None	$10,957
Senior Vice President	2004	178,000	68,619	None	None	None	None	10,361
	2003	167,054	23,037	None	None	None	None	9,502

(1)

We have concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers for 2005, 2004 and 2003 did not exceed the lesser of 10% of such officer’s total annual salary and bonus for 2005, 2004 or 2003 or $50,000; such amounts are, therefore, not reflected in the table.

(2)	Options are exercisable into our common stock.

(3)

For each of the Named Executive Officers, the amounts reported include amounts we contributed under our Profit-Sharing Plan and, as matching contributions, under the companion 401(k) Plan. For 2005, 2004 and 2003, such amounts contributed were: $10,385, $9,600 and $8,920, respectively, for Mr. Lombardo; $10,458, $9,486 and $9,795, respectively, for Mr. Peacock; $10,352, $9,284 and $9,585, respectively, for Mr. Curtin; $10,319, $8,715 and $0, respectively, for Mr. Schreck; and $10,324, $9,831 and $9,029, respectively, for Mr. Graham.

For each of the Named Executive Officers, the amounts reported include term life insurance premiums we paid. For 2005, 2004 and 2003, such amounts paid were: $855, $780 and $853, respectively, for Mr. Lombardo; $701, $577 and $547, respectively, for Mr. Peacock; $701, $588 and $579, respectively, for Mr. Curtin; $670, $577 and $481, respectively, for Mr. Schreck; and $633, $530 and $473, respectively, for Mr. Graham.

Option Grants Table

          The following table sets forth certain information concerning stock option grants made during 2005 to the Named Executive Officers. These grants are also reflected in the Summary Compensation Table. In accordance with SEC disclosure rules, the hypothetical gains or “option spreads” for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and our future performance. We did not grant any stock appreciation rights during 2005.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year 2005	Exercise or Base Price ($/Sh)		Expiration Date	5% ($)	10% ($)

Anthony A. Lombardo	90,000	(1)	28.1%	$14.225	(2)	11/14/14	$805,142	$2,040,389

Jeffrey S. Peacock	15,000	(1)	4.7	14.225	(2)	11/14/14	134,190	340,065

Dennis J. Curtin	35,000	(1)	10.9	14.225	(2)	11/14/14	313,111	793,485

Brad S. Schreck	15,000	(1)	4.7	14.225	(2)	11/14/14	134,190	340,065

Peter J. Graham	10,000	(1)	3.1	14.225	(2)	11/14/14	89,460	226,710

(1)

On January 17, 2005, our board of directors accelerated the vesting of outstanding unvested stock options awarded to the officers, directors and employees under the E-Z-EM, Inc. 2004 Stock and Incentive Award Plan, all of which had an exercise price greater than the price of our common stock on January 14, 2005. As a result of the acceleration, these options, which otherwise would have vested in one-third increments in 2005, 2006 and 2007, became immediately exercisable into our common stock. Our board’s decision to accelerate the vesting of these options was in response to the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment.” By accelerating the vesting of these options, we avoided recognizing any compensation expense in future periods associated with these options.

(2)	The options granted during 2005 have an exercise price not less than the fair market value of our common stock on the date of grant, and expire in ten years.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

          The following table sets forth information concerning all exercises of stock options during fiscal year 2005 by our Named Executive Officers and the fiscal year-end value of unexercised stock options on an aggregated basis:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 29, 2005 (#)	Value of Unexercised In-the-Money Options at May 28, 2005(1) ($)

Name			Exercisable/Unexercisable(2)	Exercisable/Unexercisable(2)

Anthony A. Lombardo	None	None	340,996/None	$2,359,059/None

Jeffrey S. Peacock	None	None	24,682/None	86,478/None

Dennis J. Curtin	12,628	$280,870	35,000/None	17,325/None

Brad S. Schreck	None	None	30,972/7,986	148,509/70,542

Peter J. Graham	None	None	28,025/4,792	211,429/55,348

(1)

An option is “in-the-money” if on May 28, 2005, the market price of the common stock exceeded the exercise price of the option. At May 28, 2005, the closing price of our common stock was $14.72. The value of these options is calculated by determining the difference between the aggregate market price of the stock covered by the options on May 28, 2005 and the aggregate exercise price of the options.

(2)	Options are exercisable into our common stock.

Long-Term Incentive Plan Awards Table and Defined Benefit or Actuarial Plan Table

          We did not make any awards under any long-term incentive plan in 2005 and do not maintain any defined benefit or actuarial plans.

Employment Contracts

          Effective June 1, 2004, we amended our employment contract, entered into in 2000, with Anthony A. Lombardo in his capacity as President and Chief Executive Officer. This amended employment contract provides for an annual base salary of $340,000. The contract is cancelable at any time by either Mr. Lombardo or us, but provides for severance pay of two years’ base salary in the event of termination by us without cause, as defined in the contract. Unless cancelled earlier, the amended contract will terminate on May 31, 2007.

Severance Arrangements

          We have entered into severance agreements with some of our executive officers, non-executive officers and key employees.

          Each severance agreement provides certain security to the executive in connection with a change of control. A change of control is defined as the acquisition of 50% or more of the outstanding voting power of E-Z-EM’s capital stock; or the transfer of all or substantially all of the assets of either or both of the AngioDynamics or Contrast Systems (E-Z-EM) business segments. The spin-off of AngioDynamics to our stockholders in October 2004 did not constitute a change of control of our company for purposes of our severance arrangements. Upon a change of control, all outstanding stock options vest and remain exercisable until the original expiration date of the options without regard to the need to remain employed by the company. The agreements provide that we will provide the executive (or his estate) with an interest-free loan in the amount necessary to pay the exercise price and the income and employment taxes due as a result of the option exercise.

          If an executive’s employment with E-Z-EM is terminated by us for “good cause,” death or disability, or by the executive other than for “good reason,” during the term of the severance agreement and within two years following a change of control, the executive will be entitled only to accrued but unpaid base salary. A termination of employment is for “good cause” under the severance agreements if the basis of termination is:

•	repeated acts or serious omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

•	conviction of a crime involving fraud, dishonesty or moral turpitude; or

•	a material breach of the severance agreement or the conditions and requirements of employment.

“Good reason” exists under the severance agreements if there is:

•	a significant reduction in the nature or the scope of the executive’s authority and/or responsibility;

•	a material reduction in the executive’s rate of base salary;

•	a significant reduction in employee benefits; or

•	a change in the principal location in which the executive is required to perform services, which significantly increases commuting distance.

          If an executive’s employment with E-Z-EM is terminated by us without good cause or by the executive for good reason, during the term of the severance agreement and within two years following a change of control, the executive will be entitled to:

•	accrued but unpaid base salary;

•	a lump sum payment equal to between one and two times annual base salary, based upon years of service;

•	any benefits accrued under any incentive and retirement plans;

•	paid medical plan coverage until the earlier of 18 months from termination or the time when the executive obtains comparable coverage through a new employer;

•	a lump sum payment equal to the unvested portion, if any, of the executive’s 401(k) plan; and

•	outplacement and career counseling services.

          Each severance agreement provides that if any amounts due to an executive thereunder become subject to the “golden parachute” rules set forth in Section 4999 of the Internal Revenue Code, then these amounts will be reduced to the extent necessary to avoid the application of the “golden parachute” rules.

Report on Repricing of Options/SARs

          In connection with the completion of the AngioDynamics spin-off on October 30, 2004, all stock options outstanding under our stock option plans (“E-Z-EM Pre-spin Options”) were adjusted for E-Z-EM options (the “E-Z-EM Post-spin Options”) and AngioDynamics options (the “AngioDynamics Post-spin Options”), collectively referred to as (the “Replacement Options”).

          The exercise price and the number of shares subject to each of the Replacement Options was established pursuant to a formula designed to ensure that: (1) the aggregate “intrinsic value” (i.e., the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Replacement Option did not exceed the aggregate intrinsic value of the outstanding E-Z-EM Pre-spin Option that was replaced by such Replacement Option immediately prior to the spin-off and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the spin-off was preserved.

          Substantially all of the other terms and conditions of each Replacement Option, including the time or times when, and the manner in which, each option is exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that apply in the event of the termination of employment of the employee, is the same as those of the replaced E-Z-EM Pre-spin Option, except that (1) in some cases, the exercise period of the AngioDynamics Post-spin Options are shorter than the exercise period of the E-Z-EM Pre-spin Options and (2) option holders who are employed by one company are permitted to exercise options to acquire shares in the other company as if such holder was an employee of such other company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

          The following directors serve on our compensation committee: James L. Katz, James H. Thrall, M.D. and George P. Ward. None of the directors serving on our compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of these directors had any relationship required to be disclosed by us under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Audit Committee Report

          The audit committee of the board of directors is composed of three (3) directors, James L. Katz, Robert J. Beckman and John T. Preston, and operates under a written charter. On August 30, 2005, the board of directors adopted an amended audit committee charter, which is attached as Appendix A to this proxy statement. Each member of our audit committee has been determined by the board of directors to be independent and able to read and understand financial statements, as required by the listing standards of The Nasdaq Stock Market and the applicable rules under the Securities Exchange Act of 1934. In addition, the board has determined that Mr. Katz is “financially sophisticated” as required by the listing standards of The Nasdaq Stock Market and is an “audit committee financial expert,” as defined under the rules of the Securities Exchange Act of 1934.

          Consistent with Securities and Exchange Commission (“SEC”) policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of Grant Thornton LLP, our independent registered public accounting firm. The audit committee has established a policy of pre-approving all audit and permissible non-audit serves provided by Grant Thornton LLP or any of its affiliates. The audit committee may delegate pre-

approval authority and has so designated the Chairman who has reported on those approvals to the board of directors.

          As set forth in more detail in the audit committee’s charter, management is responsible for E-Z-EM’s internal controls and financial operating system. The independent registered public accounting firm is responsible for performing an independent audit of our company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report relating to this audit, as well as auditing and expressing opinions on (i) management’s assessment of the effectiveness of the company’s internal control over financial reporting and (ii) the effectiveness of the company’s internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadwell Commission (the “COSO critera”). The audit committee’s responsibility is to monitor and oversee these processes. The audit committee’s primary duties and responsibilities fall into three broad categories:

          First, the audit committee will serve as an independent and objective party to monitor E-Z-EM’s financial reporting process and internal control system;

          Second, the audit committee is responsible for reviewing and appraising the audit efforts of our independent registered public accounting firm; this includes matters concerning the relationship between E-Z-EM and its independent auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to us, and determining whether the auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

          Third, the audit committee provides an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

          The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter. To carry out its responsibilities, our audit committee met five times during fiscal year 2005.

          In overseeing the preparation of our company’s financial statements, the audit committee has reviewed the financial statements and met with and held discussions with management and the independent registered public accounting firm to review the financial statements and discuss signification accounting issues and policies. Management advised the audit committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees” and SAS No. 90, “Audit Committee Communications.”

          Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the audit committee has discussed with the independent registered public accounting firm that firm’s independence. Grant Thornton LLP informed the Committee that it was independent with respect to the company within the regulations promulgated by the SEC and the requirements of the Independence Standard Board. The audit committee also considered the compatibility of the audit-related fees, tax fees and all other fees paid to Grant Thornton LLP in connection with Grant Thornton LLP’s independence. The audit committee has concluded that Grant Thornton LLP is independent of the company and its management.

          The audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the company’s internal controls, and the overall quality of the company’s financial reporting.

          Based upon the reviews and discussions referred to above, the audit committee recommended to the board of directors that our company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2005 and be filed with the SEC.

          This audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report therein.

THE AUDIT COMMITTEE,
James L. Katz, Chairman
Robert J. Beckman
John T. Preston

Principal Accountant Fees and Services

          The following table presents fees for professional audit services rendered by our company’s independent registered public accounting firm, Grant Thornton LLP (and its affiliates) for the audits in respect of the fiscal years ended May 28, 2005 and May 29, 2004, and fees billed for other services rendered by Grant Thornton LLP (and its affiliates) during those periods:

	2005	2004

	(in thousands)
Audit Fees(1)	$671	$816
Audit-Related Fees(2)	39	50
Tax Fees(3)	137	60
All Other Fees(4)	3	3

	$850	$929

(1)

Audit fees consist of fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002 at an incremental audit fee of $206 in fiscal 2005) and review of quarterly financial statements.  Also includes fees for statutory audits of non-U.S. subsidiaries for each fiscal year.  For fiscal 2004, these services included $439 in fees incurred by AngioDynamics, Inc., our former subsidiary that was spun-off on October 30, 2004, including procedures related to the S-1 registration statement filed by AngioDynamics in fiscal 2004.

(2)

Audit-related fees consist primarily of profit sharing and 401(k) plan audits, a consent for a Form S-8 registration statement in fiscal 2005 and a review of internal controls for a U.S. subsidiary in fiscal 2004.  For fiscal 2004, these services included $33 in fees incurred by AngioDynamics, Inc.

(3)	Tax fees include all tax services relating to tax compliance, tax advice and tax planning.

(4)	All other fees consist primarily of services in assisting with financial modeling for several non-U.S. subsidiaries.

          The audit committee understands the need for Grant Thornton LLP to maintain objectivity and independence in its audits and has implemented procedures, including pre-approval of all audit and permissible non-audit services, to minimize any relationship with Grant Thornton LLP that could impair their independence. The audit committee has determined that we will engage Grant Thornton LLP to provide non-audit services only when the services offered by Grant Thornton LLP are more effective and economical than the services from other providers, and, to the extent possible, only after competitive bidding. Our company’s policy on auditor independence requires that, prior to engaging the independent auditor in any non-audit related activity, our management report to the audit committee the nature of the proposed activity, including the reasons why (1) it is necessary or beneficial to us to use the independent registered public accounting firm to engage in such activity, and (2) the steps being taken to ensure that the engagement of the independent registered public accounting firm in such activity will not, among other things, violate applicable laws or regulations of the United States and applicable states, or the listing standards of The Nasdaq Stock Market, in which our company’s securities are quoted. In order for our company to engage the independent registered public accounting firm in the proposed activity, we must obtain prior audit committee approval.

Compensation Committee Report on Executive Compensation

General

          The compensation committee of our board of directors determines the base salaries and cash and other incentive compensation, if any, to be paid to our company’s executive and non-executive officers and key employees, and administers our employee compensation plans. Our compensation committee is composed of three non-employee directors:  George P. Ward, James L. Katz and James H. Thrall, M.D., who have been determined by our board of directors to be independent under the listing standards of The Nasdaq Stock Market and who are “non-employee” directors under the rules of the SEC.

Compensation Philosophy

          The committee’s primary philosophy regarding compensation of executive and non-executive officers is to offer a program that rewards each member of senior management commensurately with E-Z-EM’s overall growth and financial performance, including each person’s individual performance during the previous fiscal year. The three primary components of our compensation program are base salary, annual performance bonus, and stock option or other equity compensation awards. The committee believes that this three-part approach enables our company to remain competitive with its industry peers while ensuring that senior management is appropriately motivated to deliver positive short-term results while creating sustainable long-term stockholder value.

          The key elements of the compensation committee’s executive compensation philosophy include:

•	setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment;

•	providing incentive compensation that varies directly with E-Z-EM’s financial performance and individual initiative and achievement contributions to such performance;

•	linking compensation to factors that affect E-Z-EM’s annual and long-term performance;

•	evaluating the competitiveness of our compensation programs based upon information drawn from a variety of sources; and

•

establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of our company, the performance of the individual officer and the contractual arrangements that may be in effect with the individual officer.

          In determining each officer’s overall compensation, the compensation committee has relied, in part, on executive compensation surveys, publicly available information, informal survey information obtained by management, and information known to various members of the board of directors. The committee has also periodically sought the assistance of independent executive compensation consultants, who have provided information and data on the compensation levels and philosophies adopted by other companies in the same market for executive talent. In particular, the independent consultants have compared our company’s total compensation program, which includes base salary, annual bonus pay and stock option awards or other equity compensation awards, with programs offered by other companies of comparable size in the medical and healthcare industries.

Internal Revenue Code Section 162(m) Considerations

          Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as E-Z-EM, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and to the four most highly compensated officers of the corporation other than the chief executive officer as of the end of the corporation’s fiscal year. The $1 million compensation deduction limitation does not apply to “performance based compensation within the meaning of Section 162(m).” We believe that any compensation received by E-Z-EM’s Named Executive Officers in connection with the exercise of options granted under the 1983 Stock Option Plan and the 2004 Stock and Incentive Award Plan will qualify as “performance based compensation”, except for a certain de minimis option grant awarded in 1996. Stock options issued pursuant to E-Z-EM’s AngioDynamics subsidiary 1997 Stock Option Plan will not qualify as “performance based compensation.” Our company has not established a policy with respect to Section 162(m) of the Internal Revenue Code because E-Z-EM has not paid, and does not currently anticipate paying, annual compensation in excess of $1 million to any employee.

Base Salaries

          Base salaries for our executive and non-executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management personnel, including a comparison of base salaries for comparable positions at comparable companies. Annual salary adjustments are determined consistent with our company’s compensation policy by evaluating the competitive marketplace, including salary data by industry and geographic region, the performance of E-Z-EM, the performance of the officer – particularly with respect to the officer’s ability to manage growth of our company – and any increased responsibilities assumed by the executive.

Annual Incentive Compensation

          The compensation committee administers our Annual Incentive Bonus Plan (“AIP”), under which cash bonuses may be awarded to the CEO and President, other executive officers, and certain other employees. At the beginning of each fiscal year, the goals for our company and each individual are established. For each fiscal year, the level of bonus earned, if any, is dependent upon E-Z-EM’s financial results as compared to its current year’s budget or the prior year’s results, or both, and each individual’s achievement of his or her personal goals. Bonuses are awarded if the specified performance objectives, including corporate, business unit and departmental goals, have been met, as determined by the compensation committee. We awarded bonuses ranging up to 75.3% of base salary to corporate officers under the bonus plan for the 2005 fiscal year.

Stock Option Agreements

          The compensation committee views stock options as an important long-term incentive vehicle for our officers. The use of stock options ensures that the interests of our officers are tied to the interests of our stockholders by making a portion of the officer’s long-term compensation dependent upon the value created for our stockholders. This promotes a continuing focus on our company’s profitability and stockholder value. The compensation committee may grant options under the 2004 Stock and Incentive Award Plan. E-Z-EM grants options at an exercise price equal to the fair market value of our company’s common stock on the date of grant. Optionees can receive value from stock option grants only if the underlying common stock appreciates in the long-term. In determining long-term incentive awards, the compensation committee considers the amount of stock options previously granted to each officer, the officer’s responsibilities, the officer’s current performance and contribution to our company and industry peer data.

Compensation of the Chief Executive Officer

          The compensation committee has targeted Mr. Lombardo’s total compensation, including compensation derived from awards of stock options, at a level it believes is competitive with the average amount paid by E-Z-EM’s competitors and companies with which the company competes for executive talent. On June 1, 2004, Mr. Lombardo’s base salary was increased to $340,000. During the 2005 fiscal year, options to purchase 90,000 shares of the company common stock were granted to Mr. Lombardo. Under our employment contract with Mr. Lombardo, Mr. Lombardo participates in our AIP program and received a bonus of $256,190 for the 2005 fiscal year.

THE COMPENSATION COMMITTEE,
George P. Ward, Chairman
James L. Katz
James H. Thrall, M.D.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

          The following table sets forth information, as of September 8, 2005, as to the beneficial ownership of our common stock, by:

•	each person known by us to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each of our Named Executive Officers, and

•	all of our directors and executive officers as a group:

          Unless otherwise noted, the address of each person listed below is c/o E-Z-EM, Inc., 1111 Marcus Avenue, Lake Success, New York 11042.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Howard S. Stern Director 23 Willets Road Old Westbury, NY 11568	1,999,911	(2)	18.4%

Wellington Management Company 75 State Street Boston, MA 02109	1,016,900	(3)	9.4

Ira Albert 1304 SW 160th Avenue, Suite 209 Ft. Lauderdale, FL 33326	800,042	(4)	7.4

David P. Meyers Director 813 Springdale Road Atlanta, GA 30306	582,235	(5)	5.4

Peter J. Graham Senior Vice President	458,244		4.2

Anthony A. Lombardo President, Chief Executive Officer, Director	340,996		3.0

Paul S. Echenberg Chairman of the Board and Chairman of the Board of E-Z-EM Canada	101,544		*

Dennis J. Curtin Senior Vice President	55,454		*

James L. Katz Director	53,138		*

Robert J. Beckman Director	38,451		*

George P. Ward Director	37,951		*

Brad S. Schreck Senior Vice President	30,972		*

Jeffrey S. Peacock Senior Vice President	24,682		*

John T. Preston Director	24,000		*

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

James H. Thrall, M.D. Director	24,000		*

All directors and executive officers as a group (14 persons)	3,806,578	(3)	32.9

*  Does not exceed 1%.

(1)

Includes shares of our common stock issuable upon exercise of options currently exercisable or exercisable within 60 days from September 8, 2005 as follows:  Howard S. Stern (29,475), David P. Meyers (26,736), Peter J. Graham (32,817), Anthony A. Lombardo (340,996), Paul S. Echenberg (32,291), Dennis J. Curtin (35,000), James L. Katz (32,291), Robert J. Beckman (34,951), George P. Ward (34,951), Brad S. Schreck (30,972), Jeffrey S. Peacock (24,682), John T. Preston (24,000), James H. Thrall, M.D. (24,000) and all directors and executive officers as a group (738,162).

(2)	The information relating to Mr. Stern’s share ownership was obtained from a Form 4 filed by Mr. Stern on September 7, 2005.

(3)

Wellington Management Company’s share information was obtained from a Schedule 13G dated February 14, 2005. Of the shares beneficially owned by Wellington Management, 392,700 shares are owned of record by Vanguard Specialized Funds – Vanguard HealthCare Fund, or Vanguard, as reflected in a Schedule 13G dated February 10, 2005 filed by Vanguard.

(4)	Mr. Albert’s share ownership was obtained from a Schedule 13D dated July 18, 2003.

(5)

Excludes (i) 64,049 shares held by David P. Meyers’ wife, (ii) 25,773.6 shares held by a trust established for the benefit of his children, and (iii) 52,134 shares in which Mr. Meyers has a remainder interest and his mother has a life estate, as to which Mr. Meyers disclaims beneficial ownership. The information relating to Mr. Meyers’ share ownership was obtained from a Form 4 filed by Mr. Meyers on August 29, 2005 and other information.

Common Stock Performance Graph

          On October 22, 2002, which we refer to as the “Recapitalization Date”, we completed a recapitalization merger in which our two previously outstanding classes of publicly traded equity securities – Class A common stock and Class B common stock – were combined into a single class of common stock. As a result of the recapitalization merger, on the Recapitalization Date, each outstanding share of Class A common stock and Class B common stock was converted into one share of the currently outstanding single class of common stock.

          The following graph compares the cumulative total stockholder return on our common stock with returns on the AMEX Market Value (U.S. and Foreign) Index, The Nasdaq Stock Market (U.S. and Foreign) Index, The Nasdaq Medical Equipment Index and The Standard and Poor’s Healthcare Equipment (Supercap) Index during the five-year period ended May 28, 2005. Since our company’s current single class of common stock did not commence trading until October 22, 2002, the graph below shows the total five-year return for our common stock assuming an initial $100 investment in our previously outstanding Class A common stock on June 4, 2000, assuming each share of Class A common stock held was converted into one share of the current single class of common stock on the Recapitalization Date. Returns reflected in the graph below are therefore based on the performance of the Class A common stock, for the periods prior to the Recapitalization Date and on the performance of the current single class of common stock for the periods from and after the Recapitalization Date.

We included our Class A common stock, rather than both our Class A common stock and Class B common stock, in this comparison because our Class A common stock was our sole class of voting stock before the Recapitalization Date and because the cumulative total stockholder returns for both the Class A common stock and the Class B common stock for the period from the start of the measurement period (June 4, 2000) to the Recapitalization Date were similar.

          On April 12, 2005, our common stock began trading on The Nasdaq National Market. Accordingly, we have included comparisons of our cumulative total stockholder returns to The Nasdaq Stock Market (U.S. and Foreign) Index and The Nasdaq Medical Equipment Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG E-Z-EM, INC., THE AMEX MARKET VALUE (US & FOREIGN) INDEX,
THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX,
THE NASDAQ MEDICAL EQUIPMENT INDEX
AND THE S & P HEALTHCARE EQUIPMENT (SUPERCAP) INDEX

* $100 invested on 5/31/00 in stock or index-including reinvestment of dividends.
Fiscal year ending May 31.

Total Return – Data Summary

	Cumulative Total Return

	5/00	5/01	5/02	5/03	5/04	5/05

E-Z-EM, Inc.	100.00	77.09	160.00	122.18	280.14	384.58
Amex Market Value (U.S. & Foreign)	100.00	122.41	176.33	150.00	189.89	252.88
Nasdaq Stock Market (U.S. & Foreign)	100.00	84.38	67.68	54.72	71.98	72.35
Nasdaq Medical Equipment	100.00	118.75	117.58	117.58	170.24	182.05
S&P Healthcare Equipment (Supercap)	100.00	108.17	114.17	117.89	156.50	160.37

Certain Relationships and Related Transactions

          We have split dollar life insurance arrangements with Howard S. Stern (and his spouse), a director and former Chairman of our board of directors, and Betty K. Meyers, which were entered into on May 27, 1998 and May 25, 1998, respectively. Betty K. Meyers is a shareholder of our company and the widow of Phillip H. Meyers, a co-founder of our company. She is the mother of David P. Meyers, a director and a principal shareholder of our company. The Betty Meyers policy is owned by the Betty Meyers Life Insurance Trust, the beneficiaries of which include David P. Meyers. Annually, through fiscal 2002, we paid approximately $100,000 toward the cost of each life insurance policy. Because of the uncertainty of the treatment of split dollar life insurance policies under the Sarbanes-Oxley Act of 2002, beginning in fiscal year 2003, we stopped making payments toward the cost of such policies and do not anticipate making any payments in the future.

          The aggregate amount of premiums paid by us for each policy is $500,000, the proceeds of which, under collateral assignment agreements, will be first used to repay all payments made by us for that policy. Additionally, beneficiaries of each policy may not borrow against the amount paid by us. Both Howard Stern (and his spouse) and Betty Meyers have agreed to repay us for any shortfall between the cash surrender value of his or her policy and the aggregate amount of premiums paid by us. At May 28, 2005, the cash surrender value of such policies aggregated $1,558,000, and the aggregate amount of advances made by us totaled $1,000,000.

          Michael A. Davis, M.D., a former director, provides us, on an ongoing basis, with consulting services in his capacity as our Medical Director. We paid Dr. Davis approximately $230,000 for his services during 2005. Dr. Davis resigned as a director on December 31, 2004 and was appointed a Director Emeritus.

          We and AngioDynamics, our former subsidiary, each entered into an agreement, effective as of January 1, 2004, with Donald A. Meyer, a former director of ours and of AngioDynamics, under which Mr. Meyer agreed to serve as the trustee of AngioDynamics’ and our 401(k) plans and to provide AngioDynamics and us with such other services as we may reasonably request from time-to-time.  Each agreement is for a term of 36 months unless terminated earlier pursuant to its terms.  Mr. Meyer receives a monthly payment of $3,500 and reimbursement for reasonable business expenses incurred in providing services under each agreement.  In 2005, we paid Mr. Meyer $60,000 under these agreements, of which $42,000 was for services rendered to E-Z-EM and $18,000 was for services rendered to AngioDynamics.  Mr. Meyer did not stand for re-election as a director at our annual meeting of stockholders held on October 26, 2004 and was appointed a Director Emeritus at that time.

          Effective January 1, 2002, we entered into an agreement with Howard S. Stern, a director and former Chairman of our board of directors, under which Mr. Stern agreed to provide us with services as we requested through December 31, 2004. We agreed to include Mr. Stern in our slate of directors for the 2002 annual meeting and to appoint Mr. Stern as Chairman of the board for a one-year term beginning at that annual meeting. So long as Mr. Stern remained Chairman of the board, he was entitled to receive twice the regular fees and other compensation (including cash, stock and options) paid to directors for service on the board. Under the terms of the agreement, Mr. Stern received 36 equal monthly payments of $20,833. Mr. Stern also received other benefits and perquisites and, so long as he remained Chairman, an annual sum of up to $80,000 for reimbursement of reasonable business expenses. Prior to AngioDynamics’ initial public offering, AngioDynamics reimbursed us for 35% of Mr. Stern’s compensation and expenses paid under the agreement. Under AngioDynamics’ master separation and distribution agreement with us, AngioDynamics assumed 35% of our payment obligations to Mr. Stern under the agreement, which totaled $7,300 in fees and $2,300 for expenses on a monthly basis. This agreement expired on December 31, 2004 and was not renewed.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no reports were required for such persons, we believe that, during the fiscal year ended May 28, 2005, all of the filing requirements applicable to our executive officers, directors and 10% shareholders were complied with, except as follows:

(1)	David P. Meyers filed a Form 4 on August 9, 2004 that was two business days late, reporting the sale of stock.

(2)	Donald A. Meyer filed a Form 4 on August 11, 2004 that was two business days late, reporting the sale of stock.

(3)

David P. Meyers filed a Form 4 on January 25, 2005 reporting i) our company’s issuance of stock to Mr. Meyers on November 1, 2004 and ii) our company’s granting of stock options to Mr. Meyers on January 17, 2005, as compensation for services as a director of our company. Mr. Meyers failed to report each of these two transactions within the required two business days of each of the applicable transaction dates.

(4)	David P. Meyers filed a Form 4 on April 28, 2005 that was one business day late, reporting the sale of stock.

PROPOSAL NO. 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

General

          Our board of directors, acting on the recommendation of the audit committee of the board, has appointed Grant Thornton LLP, who were our independent registered public accounting firm for the 2005 fiscal year, as our independent registered public accounting firm for the fiscal year ending June 3, 2006. Although the selection of the independent registered public accounting firm does not require ratification, the board of directors has directed that the appointment of Grant Thornton LLP be submitted to the stockholders for ratification due to the significance of their appointment to our company. If our stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

          The proposal to ratify the board’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2006 must be approved by the affirmative vote of a majority of the votes cast at the annual meeting.

          A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement and to respond to appropriate questions.

Recommendation of the Board of Directors

          The board of directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our company’s independent registered public accounting firm for the fiscal year ending June 3, 2006.

ANNUAL REPORT

          All stockholders of record as of the record date have been sent, or are concurrently herewith being sent, a copy of our Annual Report on Form 10-K for our fiscal year ended May 28, 2005.

          Any stockholder of E-Z-EM may obtain without charge additional copies of E-Z-EM’s Annual Report on Form 10-K for the 2005 fiscal year (without exhibits), as filed with the Securities and Exchange Commission, by writing to:

Stockholder Information
E-Z-EM, Inc.
1111 Marcus Avenue
Lake Success, New York 11042

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

          In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of E-Z-EM, stockholder proposals for such meeting must be submitted to our company no later than May 30, 2006.

          In addition, the company’s by-laws contain an advance notice provision with respect to matters to be brought before an annual meeting of stockholders, including nominations for directors, and not included in the company’s proxy statement. If you would like to nominate a director or bring any other business before the stockholders at the 2006 Annual Meeting, you must comply with the procedures contained in the Bylaws and you must notify the company in writing and such notice must be delivered to or received by the Secretary not less than 90 days and not more than 120 days prior to the anniversary date (October 19, 2006) of the 2005 annual meeting.

OTHER MATTERS

          As of the date of this proxy statement, management does not know of any matters other than those set forth in this proxy statement which will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

APPENDIX A

E-Z-EM, Inc.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

August 30, 2005

I.	PURPOSE

The function of the audit committee (the “Committee”) of the Board of Directors (the “Board”) of E-Z-EM, Inc. (the “Corporation”) is to:

A.

assist the Board in its oversight of (i) the integrity of the Corporation’s financial statements, financial reporting process, system of internal controls over financial reporting, and audit process, (ii) the Corporation’s compliance with, and process for monitoring compliance with, legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Corporation’s internal audit function and its independent auditors, including, without limitation, ensuring that interim quarterly financial statements are reviewed by the Corporation’s independent auditors;

	B.	prepare the report required to be prepared by the Committee under the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Corporation’s annual proxy statement; and

	C.	provide an open avenue of communication between the independent auditors and the Board.

II.	COMPOSITION

A.

The Committee shall consist of no fewer than three members of the Board, all of whom shall be appointed by the Board. The members of the Committee shall each have been determined by the Board to be “independent” under the Nasdaq Marketplace Rules (the “Nasdaq Rules”) and under the applicable rules promulgated by the SEC under the Securities Exchange Act of 1934 (“Exchange Act”).

B.

In selecting the members of the Committee, the Board shall also determine (i) that each member is able to read and understand fundamental financial statements, (ii) that at least one member is “financially sophisticated” in that he or she has “past employment in finance or accounting” or “requisite certification in accounting” or “other comparable experience which results in financial sophistication”,  in each case in accordance with the Nasdaq Rules, and (iii) to the extent required by the applicable SEC rules, that at least one member of the Committee is an “audit committee financial expert”  as defined by the SEC rules (or if there is no such member, the reason for not having an audit committee financial expert on the Committee).

	C.	Each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.

D.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Corporation’s annual proxy statement.

III.	MEETINGS

	A.	The Committee shall meet at least four (4) times annually and will be available to meet more frequently as circumstances require.

B.

Incidental to any regularly scheduled meetings, the Committee may meet, if it deems it necessary, with management and the independent auditors in separate executive sessions to discuss any matters that the Committee and each of these groups believe should be discussed privately.

	C.	The Committee shall appoint its chairperson, after consultation with the Board.

D.

The Committee may invite such members of management, auditors and other persons to its meetings as it may deem desirable or appropriate. The Committee’s chairperson shall report regularly to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

IV.	RESPONSIBILITIES AND DUTIES

The following are the duties, responsibilities and authority of the Committee:

A.

To meet with the Corporation’s independent registered public accounting firm  (the “Independent Auditors”), the Corporation’s management, and such other personnel as it deems appropriate and discuss such matters as it considers appropriate, including the matters referred to below. The Committee must meet separately with each the Independent Auditors and the Corporation’s management at least once each fiscal quarter.

B.

To decide whether to appoint, retain or terminate (and recommend to the Corporation’s shareholders the selection or ratification of selection of Independent Auditors) the Corporation’s Independent Auditors, including having the sole authority to approve all audit engagement fees and terms and to pre-approve all audit and permissible non-audit services and fees to be provided by the Independent Auditors. The Committee shall monitor and evaluate the Independent Auditors’ qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the Independent Auditors (including resolving disagreements between management and the Independent Auditors regarding financial reporting). In conducting such evaluations, the Committee shall:

	1.	At least annually, obtain and review a report by the Independent Auditors describing:

		a.	the Independent Auditors’ internal quality-control procedures;

b.

any material issues raised by the most recent internal quality-control review or peer review of the Independent Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, concerning one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and

c.

(to assess the auditors’ independence) all relationships between the Independent Auditors and the Corporation (including information the Corporation determines is required to be disclosed in the Corporation’s proxy statement as to audit and non-audit services provided to the Corporation and those disclosures required by Independence Standards Board Standard No. 1, as it may be modified or supplemented).

2.

Discuss with the Independent Auditors any relationships or services that may affect the objectivity or independence of the Independent Auditors and consider whether the provision of non-audit services is compatible with maintaining the Independent Auditor’s independence.

	3.	Review and evaluate the qualifications, performance and independence of the primary partners of the Independent Auditors.

	4.	Take into account the opinions of management.

5.

Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

The Committee shall present its conclusions concerning the Independent Auditors to the Board for its information at least annually.

C.

To obtain from the management and Independent Auditors for any audit a timely report on the Corporation’s annual audited financial statements describing all critical accounting policies and practices to be used including alternative treatments of financial information within generally accepted accounting principles discussed with management, the ramifications of such treatments and the treatment recommended by auditors, and to obtain from the Independent Auditors any material written communications between the Independent Auditors and management, such as any “management” letter, response thereto by the Corporation’s management or schedule of unadjusted differences.

D.	Prior to their being filed, to discuss with management and the Independent Auditors the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and to discuss with the Corporation’s Chief Executive Officer and Chief Financial Officer their certifications to be provided under Sections 302 and 906 of the 2002 Act, including whether the financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented and whether any significant deficiencies exist in the design or operation of internal controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data, assess any material weaknesses that may exist in internal controls, or consider whether any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls. The Committee shall discuss, as applicable: (a) major issues encountered and judgments made regarding accounting principles, financial statement presentation and the Corporation’s financial statements generally, including any significant changes in the Corporation’s selection or application of accounting principles, major issues as to the adequacy of the Corporation’s internal controls, any special audit steps adopted in light of material control deficiencies and any other major accounting policy changes; (b) analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, transactions, obligations (including contingent  obligations), other relationships of the Corporation with unconsolidated entities or other persons on the financial statements of the Corporation and any unusual methods of acquiring or holding interests in other entities; (d) the results of the review of the Corporation’s quarterly financial statements by the Corporation’s Independent Auditors.

Whenever the audit committee meets with the external auditors, the following questions should be kept in mind and discussed with the external auditors:

1.

If the external auditor were solely responsible for preparation of the Company’s financial statements, would they have in anyway been prepared differently from the manner selected by management, both for material and non-material differences?  If there is a difference, discuss management’s argument and the auditor’s response for possible disclosure.

2.	If the auditor were an investor, would they feel they have received, in plain English, information essential to the understanding of the Company’s financial performance during the reporting period?

3.	Is the external auditor aware of any actions, either accounting or operational, that have had the purpose and effect of moving revenues or expenses from one reporting period to another?

4.

If E-Z-EM establishes an internal audit capability, would the procedures embraced by the internal audit department be followed if the external auditor were actually the CEO. If there are differences, what are they and why?

E.

To review filings (including interim reports) with the SEC and other published documents containing the Corporation’s financial statements and consider whether the information therein is consistent with the information in the financial statements before it is filed with the SEC, Nasdaq or other regulators, exchanges or associations.

F.

To discuss with the Independent Auditors on at least an annual basis, if applicable, the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be modified or supplemented, as well as, any problems or difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of the Independent Auditors’ activities or access to requested information, significant changes required in the Independent Auditor’s accounting plan, any significant disagreements with management, and any other matters relating to the audit that are to be communicated to the Committee under GAAP. Among the items the Committee will consider discussing with the Independent Auditors are:

	1.	any accounting adjustments that were noted or proposed by the Independent Auditors but were “passed” (as immaterial or otherwise);

	2.	any communications between the audit team and the Independent Auditor’s national office concerning auditing or accounting issues presented by the engagement; and

	3.	any “management” or “internal control” letter issued, or proposed to be issued, by the Independent Auditors to the Corporation.

The discussion shall also include the responsibilities, budget and staffing of the Corporation’s internal audit function.

G.

To discuss with management the Corporation’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies. Discussion of earnings releases, as well as financial information and any earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

H.	To discuss with management on at least an annual basis:

1.

the Independent Auditors’ annual audit scope, risk assessment and plan to ensure completeness of coverage, reduction of redundant efforts, the effective use of internal and external audit resources and the use of independent public accountants other than the appointed Independent Auditors;

	2.	the form of Independent Auditors’ report on the annual financial statements and matters related to the conduct of the audit under generally accepted auditing standards; and

	3.	comments by the Independent Auditors on internal controls and significant findings and recommendations resulting from the audit.

I.	To discuss with management on at least an annual basis:

	•	the written procedures regarding the internal audit,

	•	the adequacy of the Corporation’s internal controls, any codes of conduct and any monitoring of the Corporation’s compliance therewith;

	•	the annual internal audit plan, risk assessment, and significant findings and recommendations and management’s responses thereto;

	•	internal audit staffing; and

	•	the internal audit function and responsibilities and any scope restrictions encountered during the execution of internal audit responsibilities.

J.

To establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

K.

To establish policies governing the Corporation’s hiring of or engaging as a contractor any current or former employee of the Independent Auditors and review and concur with the hiring or engagement of such an individual. These policies shall provide that no former employee of the Independent Auditors who was a member of the Corporation’s audit engagement team within one year of the date of the commencement of procedures for a review or audit may undertake a financial reporting oversight role at the Corporation.

L.

To discuss with management on at least an annual basis management’s assessment of the Corporation’s market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.

M.

To discuss with the Corporation’s general counsel any significant legal, compliance or regulatory matters that may have a material impact on the Corporation’s business, financial statements or compliance policies, including related party transactions and reports or inquiries from governmental or other agencies.

N.

To obtain assurance from the Independent Auditors that the audit of the Corporation’s financial statements was conducted in a manner consistent with Section10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under that Act.

O.	To review and approve all related party transactions (as defined by the applicable Nasdaq Rule).

P.

To conduct or authorize investigations into any matters within the Committee’s charter. The Committee is empowered to: (i) retain outside counsel or other advisors to advise or assist the Committee in the conduct of an investigation; (ii) seek any information it requires from external parties or employees, all of whom are directed to cooperate with the Committee’s requests; (iii) meet with management, the Independent Auditors or outside counsel, as necessary; (iv) meet with the

Corporation’s financial advisors; and (v) authorize the payment of any fees in respect of the foregoing.

	Q.	To produce the reports described under “Committee Reports” below.

	R.	To discharge any other duties or responsibilities delegated to the Committee by the Board, by the Corporation’s bylaws or by law from time to time.

	S.	To review the Committee’s duties and responsibilities at least annually.

V.	Committee Reports

The Committee shall produce the following reports and provide them to the Board:

A.

Any report or filing, including any recommendation, or other disclosures required to be prepared by the Committee pursuant to the rules of the SEC or any other regulatory authority for inclusion in the Corporation’s annual proxy statement, including:

		1.	a report for the annual proxy statement as to the Committee’s review and discussion of matters with the Corporation’s management and the Independent Auditors;

		2.	filing a copy of the Committee’s charter as an appendix to the annual proxy statement at least once every three (3) years; and

B.

An annual performance evaluation of the Committee, which shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions the Committee deems necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

VI.	Compensation of Committee Members

No member of the Committee may receive any compensation from the Corporation other than (i) director’s fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

VII.	Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the Independent Auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

VIII.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate, without seeking approval of the Board or management.

IX.	GENERAL

The Committee may perform any other activities consistent with this Charter, the Corporation’s By-laws and applicable law, as the Committee deems necessary or appropriate, or as directed by the Board.

X.	AMENDMENTS

This Charter may be amended by the Board.

APPENDIX B

CHARTER OF THE
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF E-Z-EM, INC.

ADOPTED AS OF AUGUST 30, 2005

I.	PURPOSE OF THE COMMITTEE

         The purposes of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of E-Z-EM, Inc., a Delaware corporation (the “Corporation”), shall be to identify and to recommend to the Board individuals qualified to serve as directors of the Corporation and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees; to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; and to oversee the evaluation of the Board and the Corporation’s management.

II.	COMPOSITION OF THE COMMITTEE

         The Committee shall consist of two or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market (the “Nasdaq”), and any additional requirements that the Board deems appropriate.

         The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

         Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

         The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than four times annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

         The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

         A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

         The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.	Board Candidates and Nominees

         The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

(a)

To assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others. The Committee shall, if it deems appropriate and as required by applicable law, rules and regulations, establish procedures to be followed by stockholders in submitting recommendations for Board candidates.

(b)

To review the background and qualifications of individuals being considered as director candidates. Among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.

(c)

To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the By-laws of the Corporation, which recommendations shall be consistent with the criteria for selecting directors established by the Board from time to time.

(d)

To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

B.	Board Composition and Procedures

          The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

(a)

To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by the Nasdaq.

(b)	To review periodically the size of the Board and to recommend to the Board any appropriate changes.

(c)	To make recommendations on the frequency and structure of Board meetings.

(d)

To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Corporation rule, guideline, procedure or corporate governance principle.

C.	Board Committees

          The Committee shall have the following duties and responsibilities with respect to the committee structure of the Board:

(a)

After consultation with the Chairman and Chief Executive Officer and after taking into account the experiences and expertise of individual directors, to make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

	(b)	To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

	(c)	To review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships, and to report any recommendations to the Board.

(d)

To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D.	Corporate Governance

          The Committee shall have the following duties and responsibilities with respect to corporate governance:

(a)

To develop and recommend to the Board a set of corporate governance principles for the Corporation, which shall be consistent with any applicable laws, regulations and listing standards. At a minimum, the corporate governance principles developed and recommended by the Committee shall address the following:

	(i)	Director qualification standards.

	(ii)	Director responsibilities.

	(iii)	Director access to management and, as necessary and appropriate, independent advisors.

(iv)	Director compensation, including principles for determining the form and amount of director compensation, and for reviewing those principles, as appropriate.

(v)	Director orientation and continuing education.

(vi)

Management succession, including policies and principles for the selection and performance review of the chief executive officer, as well as policies regarding succession in the event of an emergency or the retirement of the chief executive officer.

(vii)	Annual performance evaluation of the Board.

(b)

To review periodically, and at least annually, the corporate governance principles adopted by the Board to assure that they (i) are appropriate for the Corporation, (ii) comply with any applicable requirements of the Nasdaq and (iii) in the Committee’s judgment, constitute the best corporate governance practices reasonably available to the Corporation, and to recommend any desirable changes to the Board.

	(c)	To consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

E.	Evaluation of the Board and Senior Management

          The Committee shall have the following duties and responsibilities with respect to evaluation of the Board:

(a)

The Committee shall be responsible for overseeing the evaluation of the Board as a whole, and the President and Chief Executive Officer (“CEO”) of the Corporation and shall evaluate and report to the Board on the performance and effectiveness of the Board and the CEO. The Committee shall establish procedures to allow it to exercise this oversight function.

(b)	The Committee shall consider questions of possible conflicts of interests of members of the Board and the CEO.

V.	EVALUATION OF THE COMMITTEE

         The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

         The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

VI.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

         The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the solo authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Corporation.

* * *

         While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

E-Z-EM, Inc.

Proxy for the Annual Meeting of Stockholders
to be held on October 19, 2005

          This Proxy is solicited on behalf of the Board of Directors of E-Z-EM, Inc. for use at the 2005 Annual Meeting of Stockholders to be held on October 19, 2005. The 2005 Annual Meeting of Stockholders will be held at The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts, on Wednesday, October 19, 2005, at 10:00 a.m., local time.

          The undersigned, a holder of common stock of E-Z-EM, Inc., hereby appoints Anthony A. Lombardo and Dennis J. Curtin, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of the company which the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders, and at any adjournment or postponement thereof, in all matters indicated on the reverse side hereof, and with discretionary authority to vote as to any other matters that may properly come before such meeting.

          The Board of Directors recommends that you vote FOR the board’s nominees for director; and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2006 fiscal year.

IMPORTANT – This Proxy is continued on the reverse side.
Please sign and date on the reverse side and return today.

DETACH PROXY CARD HERE

          This Proxy, when properly signed, will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR Proposal No. 1 and Proposal No. 2.

1.	To elect David P. Meyers, Howard S. Stern and George P. Ward as Class III directors of the company, each for a term of three years (Proposal No. 1).

☐	FOR	☐	WITHHOLD	Authority withheld for the following nominee(s) only: (Write the name(s) of such nominee(s) in the space provided below)

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of E-Z-EM, Inc. for the fiscal year ending June 3, 2006 (Proposal No. 2).

☐      FOR            ☐      AGAINST            ☐      ABSTAIN

          Please mark, date and sign exactly as name appears hereon. Joint owners should each sign. When signing as an executor, corporate officer or in any other representative capacity, please give full title as such.

Dated:	, 2005

SIGNATURE(S)